UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2022

Olo Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40213	20-2971562
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

285 Fulton Street One World Trade Center 82nd Floor New York, NY		10007
(Address of Principal Executive Offices)		(Zip Code)
(212) 260-0895
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value per share	OLO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01.     Entry into a Material Definitive Agreement.

On June 10, 2022, Olo Inc. (the “Company”) entered into the Second Amended and Restated Loan and Security Agreement, by and among the Company, Wisely LLC (“Wisely”), Omnivore Technologies, Inc. (“Omnivore,” together with the Company and Wisely, collectively, the “Borrowers”), and Pacific Western Bank, as lender (the “Bank”) related to a revolving credit and term loan facility (the “Second Amended and Restated LSA”).

The Second Amended and Restated LSA amends and restates the Amended and Restated Loan and Security Agreement, dated February 11, 2020, as amended (the “Existing LSA”) to, among other things, increase the Borrowers’ available aggregate borrowing limit to $70.0 million and to provide the Company with the ability to request the Bank, or the Bank and one or more lending institutions, to enter into commitments to increase the credit extensions available to the Borrowers under the Second Amended and Restated LSA to up to $125.0 million (the “Accordion Facility”).

Borrowings under the Second Amended and Restated LSA accrue interest at a variable annual rate equal to (i) in the case of Formula Advances (as defined in the Second Amended and Restated LSA), the greater of the variable rate of interest, per annum, most recently announced by the Bank (the “Prime Rate”) or 3.25% or (ii) in the case of Term Loans (as defined in the Second Amended and Restated LSA), the greater of the Prime Rate plus 0.25% or 3.50%. The Company is also required to pay other customary fees and costs in connection with the Second Amended and Restated LSA, including a facility fee in an amount equal to $87,500 on the closing date, Bank Expenses (as defined in the Second Amended and Restated LSA), a success fee, and a liquidity event fee. The Second Amended and Restated LSA provides for a success fee payable upon an acquisition of the Company or termination of the Second Amended and Restated LSA (a “Success Fee Trigger”), in an amount equal to: (i) $800,000, if the Success Fee Trigger occurs prior to June 10, 2023; (ii) $600,000, if the Success Fee Trigger occurs on or after June 10, 2023 and prior to June 10, 2024; (iii) $400,000, if the Success Fee Trigger occurs on or after June 10, 2024 and prior to June 10, 2025; (iv) $200,000, if the Success Fee Trigger occurs on or after June 10, 2025 and prior to June 10, 2026; and (v) $0, if the Success Fee Trigger occurs on or after June 10, 2026. The Company is also required to pay a fee of 1.0% of the difference between (i) the highest outstanding principal balance during the term of the Second Amended and Restated LSA and (ii) $3.5 million if a Liquidity Event (as defined in the Second Amended and Restated LSA) occurs during the term and or within 24 months after the termination of the Second Amended and Restated LSA. The Company’s obligations under the Second Amended and Restated LSA are secured by substantially all of the Company’s assets, including certain securities owned by the Borrowers in any subsidiary.

The Second Amended and Restated LSA includes a financial covenant requiring the Company to achieve certain minimum revenue amounts. In addition, the Second Amended and Restated LSA contains representations and warranties generally consistent with the Existing LSA, as well as certain non-financial covenants, including, but not limited to, limitations on the Company's ability to incur additional indebtedness or liens, pay dividends, or make certain investments.

The Second Amended and Restated LSA also contains events of default that include, among other things, non-payment defaults, covenant defaults, insolvency defaults, cross-defaults to other indebtedness and material obligations, judgment defaults, inaccuracy of representations and warranties, and a material adverse change. Any default that is not cured or waived could result in the Bank exercising its rights and remedies under the Second Amended and Restated LSA, including, but not limited to, the acceleration of the obligations under the Second Amended and Restated LSA and related documentation, and would permit the Bank to exercise remedies with respect to all of the collateral that secured such obligations.

The foregoing summary of the Second Amended and Restated LSA is qualified in its entirety by the text of the Second Amended and Restated LSA filed as an exhibit to this report and incorporated herein by reference.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01.     Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Second Amended and Restated Loan and Security Agreement, dated June 10, 2022, by and among the Company, Wisely, LLC, Omnivore Technologies, Inc. and Pacific Western Bank*
104	Cover Page Interactive Data File (embedded within the Inline XBRL)

* Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act. The Company agrees to furnish supplementally any omitted schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Olo Inc.
Dated: June 15, 2022

By:	/s/ Noah H. Glass
Noah H. Glass Chief Executive Officer (Principal Executive Officer)